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EXHIBIT 12 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                                       THREE
                                                                   MONTHS ENDED
                                                                     MARCH 31,
                                                                       2000
                                                               ---------------------
                                                               (DOLLARS IN MILLIONS)
 Net earnings available for fixed charges:
     Net income before extraordinary
       charge                                                         $  25.0
     Add: Income taxes                                                   16.4
          Fixed charges                                                  20.3
                                                                      -------
 Adjusted earnings                                                    $  61.7
                                                                      =======


 Fixed charges                                                        $  20.3
                                                                      =======

 RATIO OF EARNINGS TO FIXED CHARGES
                                                                          3.0
                                                                      =======
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